CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Variable Insurance Products Fund II of our report dated February 24, 2022, relating to the financial statements and financial highlights, which appears in The Prudential Variable Contract Account – 10’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the heading “Financial Statements” in the Registration Statement dated May 1, 2022 for The Prudential Variable Contract Account – 10, which is also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 29, 2022